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                                                                    Exhibit 99.2


                       FOR:      McNaughton Apparel Group Inc.

               APPROVED BY:      Peter Boneparth
                                 Chief Executive Officer
                                 Amanda Bokman
                                 Chief Financial Officer
                                 (212) 947-2960
FOR IMMEDIATE RELEASE
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                CONTACT:         Investor Relations:
                                 David Walke/Shannon Moody
                                 Press: David Nugent/Jamie Kohn
                                 Morgen-Walke Associates
                                 (212) 850-5600

       MCNAUGHTON APPAREL GROUP INC. ANNOUNCES SETTLEMENT OF LITIGATION
                 WITH ITS DISTRIBUTION AND CUTTING CONTRACTORS

     New York, New York, August 11, 1999 - McNaughton Apparel Group Inc. (Nasdaq:MAGI) today announced that it has entered into an agreement with its distribution and cutting contractors to settle the breach of contract lawsuit brought by these contractors against the Company and Norton McNaughton of Squire, Inc., a wholly-owned subsidiary of McNaughton Apparel Group Inc.

     As part of the agreement, Norton McNaughton of Squire purchased certain distribution-related machinery and equipment, and contractual rights from these contractors. In addition, the distribution contractor agreed to continue providing distribution services to Squire at the contractor's New Jersey facility through mid-2000 when, as previously announced, Squire will relocate its distribution activities to South Carolina and take these activities "in-house". Finally, in connection with the settlement, Squire's existing agreements with these contractors were terminated.

     Peter Boneparth, Chief Executive Officer of McNaughton Apparel Group Inc., commented, "We are delighted to have settled this lawsuit and are glad that we can now put the matter behind us. The settlement was structured to satisfy the needs of both parties. Squire will receive a significant reduction in its warehousing and distribution rates through June 2000, at which time we expect to have completed the transition to South

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MCNAUGHTON APPAREL GROUP INC. ANNOUNCES SETTLEMENT OF                    Page:2
LITIGATION WITH ITS DISTRIBUTION AND CUTTING CONTRACTORS

Carolina. We believe that the earnings per share impact on the Company will be neutral, considering the price that we paid for the assets and contract rights, in comparison with the rate reduction coupled with the amount previously reserved in connection with the litigation."

     McNaughton Apparel Group Inc., designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R) and Jamie Scott(R), through its subsidiary Jeri-Jo Knitwear, Inc.

     This press release contains forward-looking information about the Company's anticipated operating results. The Company's ability to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors would be a deterioration in retailing conditions for women's and juniors' apparel, an increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with the integration of Miss Erika's and Jeri-Jo's businesses, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, year 2000 issues, particularly with respect to the Company's vendors and customers, unanticipated problems arising out of Norton McNaughton of Squire's relocation of its distribution function to South Carolina where the activities will be performed "in-house", and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results.

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